Exhibit 5.1

Fulbright Tower • 1301 McKinney, Suite 5100 • Houston, Texas 77010-3095

Telephone: 713 651 5151 • Facsimile: 713 651 5246

November 14, 2011

OYO Geospace Corporation

7007 Pinemont Drive

Houston, Texas 77040

Ladies and Gentlemen:

We have acted as special counsel to OYO Geospace Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement relates to 1,290,950 shares of the Company’s common stock, $.01 par value per share (the “Shares”), that may be offered and sold from time to time by the selling stockholder named therein.

We also have participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement. The Shares will be offered from time to time in amounts, at prices and on terms to be determined based on market conditions at the time of sale and to be set forth, if required, in supplements to the Prospectus contained in the Registration Statement (each a “Prospectus Supplement”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

In rendering the opinions expressed below, we have examined originals, or photostatic or certified copies, of such records and documents of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant. We have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (v) a Prospectus Supplement, if required, will have been prepared and filed with the Commission describing the Shares offered thereby; (vi) all Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and, if required, the applicable Prospectus Supplement; and (vii) a definitive purchase, underwriting or similar agreement with respect to any Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, if applicable.

Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares to be offered and sold for the account of the selling stockholder named in the

AUSTIN • BEIJING • DALLAS • DENVER • DUBAI • HONG KONG • HOUSTON • LONDON • LOS ANGELES • MINNEAPOLIS

MUNICH • NEW YORK • PITTSBURGH-SOUTHPOINTE • RIYADH • SAN ANTONIO • ST. LOUIS • WASHINGTON DC

www.fulbright.com

Registration Statement have been duly authorized and validly issued and are fully paid and non-assessable.

The foregoing opinions are limited to the applicable laws of the State of Texas, the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the applicable federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included therein under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the general rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.